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                                 April 30, 1996


STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Grant Ballantyne

Dear Grant:

     I am pleased to confirm your proposed employment arrangement with The Loewen Group Inc. and subsidiaries (the "Company") in accordance with the following terms and conditions:

1. You are employed as Senior Vice-President Financial Control and Administration, with employment commencing on May 6, 1996.

2. Your agreed duties and responsibilities will be those described in the attached job description (Schedule "A").

3.   Your compensation (in Canadian dollars) will be made up of the following:

     (a) A beginning annual base salary of $ 235,000 per annum payable on the Company's normal payroll basis. Your salary will be subject to review on January 1 of each year with any increases subject to the sole discretion of the Company.

     (b) Inclusion on all Company fringe benefit programs provided to Executives at your level in the Company, including: Group Life Insurance, Accidental Death and Dismemberment Insurance, RRSP, Dental, Medical, Extended Health, and Long Term Disability. Costs of these benefits are to be shared between you and the Company in the same manner as with other Senior Executives.

     (c)  Four weeks vacation per annum.

     (d) Reasonable operating expenses for your automobile including gas, oil, insurance and maintenance.

     (e) The provision of an employee stock option benefit pursuant to the Company's employee stock option plan whereby you will have an option to purchase a total of


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          30,000 common shares of the Company, vesting in equal annual amounts of 6,000 shares over a five year period at a per share price which is the market price of the shares at the close of trade on the day before we enter into the stock option agreement. Your rights to purchase will vest at 12 month intervals commencing on the date of the stock option agreement. Such rights shall expire with respect to all shares ten years from the date of the option agreement.

     (f) You will be eligible to participate in the bonus program offered to Senior Executives of the Company. For reference purposes your target bonus is 30% of your prorated annual salary based on performance criteria for Senior Executives.

          For 1996, the Company has substituted stock options for cash bonuses. Accordingly, you will be issued 2,500 options when other Executive bonus options are issued and on the same vesting, terms, and pricing conditions.

          It is further understood that there is no guarantee of a bonus in any succeeding year, and any subsequent annual bonus entitlement shall be solely as the Company in its sole discretion may advise.

          The granting of the options referred to in 3(e) and (f) are subject to the signing of a formal option agreement and the approval of the Compensation Committee of the Loewen Board of Directors.

4. The Company will provide and pay for a cellular telephone and any appropriate computer equipment for business purposes.

5. The Company will reimburse you for reasonable and prudent expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.

6. The Company will reimburse you for all reasonable relocation costs on the move for you and your spouse from Toronto to Vancouver. These costs include: real estate commission on the sale of your existing home, moving, transportation, temporary accommodation in Vancouver, and legal costs on selling and buying your residences. The total costs to be reimbursed will not exceed $45,000.

     In addition, if required, the Company will provide you with bridge financing interest-free, for up to $100,000 for a maximum period of six months, to assist you with the purchase of your Vancouver residence.

7. (a) This Agreement may be terminated by the Company for cause at any time by providing written notice. "Cause" shall include: gross negligence; dishonesty; incompetence; your material failure or inability to perform your duties and responsibilities hereunder; any activity or inactivity by you that materially and


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          adversely affects the business operations or image of the Company or its affiliates; or any other material breach by you of this Agreement.

     (b) This Agreement may be terminated at any time by either party without cause, on six months written notice. In the event of termination by the Company, the Company shall provide normal salary and related fringe benefits for six months from the date of termination.

8. In consideration of the stock option benefit provided to you in paragraph 3(e) herein, you covenant as follows: upon termination of this agreement by either party for any reason you will not, directly or indirectly, for a period of twelve months from termination, compete with the Company in the funeral, cemetery or related businesses anywhere in the United States or Canada. In providing this covenant you acknowledge that the acquisition and general activities of the Company extend across the United States and Canada; that the Company is engaged in an intensely competitive industry; that the Company's main competitors seek acquisitions and operate competing businesses throughout the United States and Canada; and that your employment duties and knowledge cover both the United States and Canada.

     "Compete" includes serving as an employee, shareholder, officer, director, consultant or advisor, directly or indirectly, and includes the giving of financial assistance or acting as broker, directly or indirectly. "Business" includes the either direct or indirect research or negotiation for, acquisition, development or operation of funeral homes, cemeteries and related businesses, including but not limited to the related businesses of funeral and cemetery insurance of all types.

9.   With respect to your duties and responsibilities on behalf of the Company:

     (a) At all times you will act in the best interests of the Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or any of its business;

     (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company, its operations, or the Company's acquisition program;

     (c) You will at all times act honestly and faithfully in carrying out the Company's instructions;

     (d) You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests.


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10.  During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to the Company or its business; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of the Company, or of specific corporate opportunities developed or in the process of development by the Company.

11. This letter confirms the Company's agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for our records, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.

          We look forward to your joining our Company.

                                   Yours truly,

                                   THE LOEWEN GROUP INC.



                                   Per:  /s/ Douglas J. McKinnon



                                   ACCEPTED AND AGREED as of
                                   this 6th day of May, 1996.



                                   /s/  William G. Ballantyne



Attachment


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                                  Schedule "A"

                                 JOB DESCRIPTION

           Senior Vice-President Financial Control and Administration



DUTIES AND RESPONSIBILITIES (Located in Burnaby, British Columbia and reporting to the Executive Vice-President):

-    Corporate budgeting and accounting.

-    Tax accounting.

- Ontario Securities Commission and Securities Exchange Commission financial reporting.

-    Corporate consolidations.

-    Internal and external auditing.

-    Management information systems.

-    Information support to Legal and Treasury.

- Such other duties or responsibilities or projects as the Chief Executive Officer may assign.

-    Responsibilities may involve considerable travel.